EXHIBIT 99.7

April 11, 2002

ActionPoint, Inc.

1299 Parkmoor Avenue

San Jose, California 95126

Re: Consent to Include Fairness Opinion in Form S-4 Registration Statement

Dear Sirs:

We hereby consent to the inclusion of and reference to our opinion, dated March 4, 2002, in the prospectus included in the Registration Statement on Form S-4 (the "Registration Statement") filed by ActionPoint, Inc., a Delaware corporation ("ActionPoint"), related to the offer and sale of shares of ActionPoint common stock in connection with the merger of a wholly owned subsidiary of ActionPoint with and into Captiva Software Corporation, a California corporation ("Captiva"). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.